Exhibit 99.2

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper, Grupo Orsa to Form Joint Venture

IP to Expand Global Corrugated Packaging Platform In Brazil

MEMPHIS, Tenn. – October 24, 2012 – International Paper (NYSE: IP) and Brazilian corrugated packaging producer Jari Celulose, Embalagens e Papel S/A, a Grupo Orsa company, have entered into an agreement to form a joint venture which will support IP’s strategy of growing its global packaging presence and better serving its global customer base. Jari’s industrial packaging assets, including three containerboard mills and four box plants, will be separated from its pulp and forestry businesses and transferred to a newly formed company in which IP will hold a 75 percent stake. IP’s investment in the joint venture will be BRL 952 million, or approximately $470 million at today’s exchange rate.

“This partnership fits well with International Paper’s strategy to globally grow our corrugated packaging business in strategic regions of the world,” said John Faraci, Chairman and Chief Executive Officer. “We are excited about Brazil’s growing market and this investment provides us with an attractive position with a strong return on investment.”

With an agreement now in place, the companies expect to finalize the transaction early in the first quarter of 2013, subject to various closing conditions and governmental approvals.

The company will discuss the agreement, during its third quarter earnings webcast on Thursday, October 25th.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2011 were $26 billion. Temple-Inland Inc., which was acquired in February 2012, had 2011 net sales of $4 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

###

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731 and Michele Vargas, 901-419-7287